Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX REPORTS POSITIVE DATA ON UNIVERSAL FLU VACCINE CANDIDATE

Key Biological Effects Confirmed

Berkeley, CA – April 26, 2010 – Dynavax Technologies Corporation (NASDAQ: DVAX) today presented preclinical data that confirm the expected immunogenicity and mechanistic effects of its Universal Flu vaccine. In addition to the demonstrated ability of Dynavax’s vaccine to generate cytotoxic T-cells and cytotoxic antibodies, the data presented today at the Thirteenth Annual Conference on Vaccine Research in Baltimore MD, show that the universal components of Dynavax’s vaccine enhance the efficacy of a standard flu vaccine by increasing antibody production directed at virus neutralization. These data are key indicators of immunogenicity and the potential for dose-sparing in the event of a pandemic. Dynavax’s Universal Flu vaccine is uniquely designed to combine a TLR9 agonist and two conserved antigens, NP and M2e, with a standard trivalent flu vaccine.

“The vaccine candidate presented at the Vaccine Research conference represents the final formulation that we intend to take into the clinic. We have now confirmed the key biological effects of this molecule, and are on-track to begin clinical development imminently,” noted Dino Dina, M.D., President and CEO.

Dynavax plans to initiate Phase 1 clinical development of its Universal Flu vaccine by mid-year 2010 at centers that are members of the Vaccine Testing and Evaluation Units (VTEUs) of the National Institute for Allergy and Infectious Disease (NIAID/NIH). A GLP toxicity study has demonstrated that this Universal Flu vaccine candidate is well-tolerated, and clinical material for the upcoming trial has been manufactured.

Dynavax's research and development program has been partially funded by grants from the National Institutes of Health (NIH). Dynavax has a worldwide supply and option agreement with Novartis Vaccines and Diagnostics, Inc. for the Universal Flu vaccine program.

About Dynavax’s Universal Flu Vaccine

Standard annual flu vaccines are designed to provide protection against the three strains of the influenza virus that are predicted to be most prevalent in an upcoming flu season. As such, these vaccines do not provide protection against divergent strains that emerge unexpectedly.

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Dynavax's novel Universal Flu vaccine is designed to offer protection against divergent strains as well as increase the efficacy and potentially reduce the dose of standard flu vaccine. This unique approach is based on combining two highly conserved antigens and Dynavax's proprietary second-generation TLR9 agonist with standard flu vaccines:

-- Two highly conserved antigens NP and M2e offer protection against divergent strains

Dynavax's Universal Flu vaccine includes two conserved antigens, NP and M2e, which are present in all flu strains. NP, or nucleoprotein, is highly conserved across human and animal strains, while M2e, the extracellular domain of the matrix 2 protein, is conserved but with some variations among species. NP provides cytotoxic T-cell protection and M2e offers protective antibodies for protection against divergent strains.

-- Dynavax's proprietary second-generation TLR9 agonist to enhance efficacy and enable dose-sparing

The conserved antigens NP and M2e are linked to Dynavax's proprietary second-generation TLR9 agonist. This approach has demonstrated the potential to boost the immune response and enable dose sparing, which could extend the quantity of standard flu vaccine available during a pandemic.

-- Standard flu vaccine

Dynavax's Universal Flu vaccine combines the conserved antigens NP and M2e with the Company's proprietary TLR9 agonist and the standard vaccine, which provides neutralizing antibodies. The Company's proprietary component (NP/M2e-ISS) could be combined with any standard flu vaccine, including standard trivalent influenza vaccine (TIV), and vaccines against emerging strains such as H5N1 or H1N1.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," including statements related to our Universal Flu vaccine, including the anticipated timing and investigators for the initial clinical trial and the composition and potential of the vaccine. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether the reported results can be replicated in human trials, difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our Novartis agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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